Exhibit 23, Form 10-K
Kansas City Life Insurance Company

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kansas City Life Insurance Company:

We consent to the incorporation by reference in the registration statement (Nos. 333-89984, 333-52290, and 333-98805) on Form N-4 of Kansas City Life Insurance Company of our report dated February 27, 2009, with respect to the consolidated balance sheets of Kansas City Life Insurance Company as of December 31, 2008 and 2007, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2008, which appears in the December 31, 2008 annual report on Form 10-K of Kansas City Life Insurance Company. Our report dated February 27, 2009 on the consolidated financial statements also contains an explanatory paragraph that states that the Company adopted American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges in Insurance Contracts, effective January 1, 2007 and Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB  Statement 109, effective January 1, 2007.

/s/KPMG LLP

KPMG LLP

Kansas City, Missouri
February 27, 2009